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                                                                      EXHIBIT 11


                        COMPUTATION OF PER SHARE EARNINGS

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                                           Quarter Ended                          Six Months Ended
                                               June 30,                               June 30,
                                   ------------------------------         ----------------------------
                                         1997              1996                1997               1996
                                         ----              ----                ----               ----

Net Income ($000)                      $10,611            $18,139            $20,229            $76,642


Weighted Average Common
 Shares Outstanding                 69,287,739         68,960,257         69,264,468         69,034,603


Earnings Per Share                       $0.15              $0.26              $0.29              $1.11


Weighted Average Common
 Shares Outstanding
 Including Common Stock
 Equivalents - Primary Basis        69,661,028         69,462,050         69,585,214         69,472,760


Primary Earnings Per Share               $0.15              $0.26              $0.29              $1.10


Weighted Average Common
 Shares Outstanding
 Including Common Stock
 Equivalents - Fully
 Diluted Basis                      69,738,945         69,462,050         69,715,674         69,472,760


Fully Diluted Earnings Per Share         $0.15              $0.26              $0.29              $1.10

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